Exhibit 99.1

Contact:	Robert Jaffe
Robert Jaffe Co., LLC
(424) 288-4098

LANNETT REPORTS RECORD NET SALES FOR FISCAL 2014 FIRST QUARTER

—Adjusted EPS of $0.22 Exceeds Expectations;

Company Revises Fiscal 2014 Guidance Upward—

Philadelphia, PA — November 7, 2013 — Lannett Company, Inc. (NYSE MKT: LCI) today reported financial results for its fiscal 2014 first quarter ended September 30, 2013.

For the fiscal 2014 first quarter, net sales rose 30% to $45.8 million from $35.3 million for last year’s first quarter.  Cost of sales for the fiscal 2014 first quarter included a non-recurring, pre-tax charge of $20.1 million related to the previously announced contract extension with Jerome Stevens Pharmaceuticals, Inc. (JSP) to continue as the exclusive distributor in the United States of three JSP products.  Accordingly, gross profit was $1.3 million, or 3% of net sales.  Excluding the JSP contract renewal charge, gross profit was $21.4 million, or 47% of net sales, compared with $13.6 million, or 39% of net sales, for the fiscal 2013 first quarter.  Research and development (R&D) expenses increased to $4.7 million, compared with $3.8 million for the fiscal 2013 first quarter.  Selling, general and administrative (SG&A) expenses increased to $7.2 million, compared with $6.2 million in the same quarter of the prior year.  Operating loss for the fiscal 2014 first quarter was $10.6 million.  Excluding the JSP contract renewal charge, operating income more than doubled to $9.5 million from $3.7 million in the first quarter of fiscal 2013.

For the fiscal 2014 first quarter, net loss attributable to Lannett Company was $6.0 million, or $0.20 per share.  Adjusted net income, which excludes the impact of the non-recurring JSP contract renewal charge equal to $12.7 million after-tax, was $6.7 million, or $0.22 per diluted share, compared to fiscal 2013 first quarter net income attributable to Lannett Company of $2.9 million, or $0.10 per diluted share.  The fiscal 2013 first quarter included a favorable pre-tax litigation settlement of $1.3 million, equal to $0.02 per diluted share.

“We continued our positive momentum in the fiscal 2014 first quarter with record net sales,” said Arthur Bedrosian, president and chief executive officer of Lannett.  “In addition, excluding the impact of the non-recurring JSP contract renewal charge, our gross profit and bottom-line were the highest in the company’s history.  Our excellent financial performance was driven by strong sales of existing products, price increases and favorable product mix.”

Bedrosian added, “The recently completed contract extension with Jerome Stevens will allow us to continue to market several important medications that have been key drivers of our positive financial performance.  Moreover, last month we successfully closed on a stock offering in which we received net proceeds of approximately $71.5 million.  We intend to use the net proceeds from this offering for potential acquisitions, strategic partnerships and general corporate purposes.”

Guidance for Fiscal 2014

Based on Lannett’s current outlook, the company revised upward its financial guidance for the fiscal 2014 full year as follows:

•                  Net sales in the range of $245 million to $255 million, up approximately 35% from previous guidance of $181 million to $186 million;

•                  Gross margin as a percentage of net sales of approximately 57% to 59%, up 15 percentage points from 43% to 44%;

•                  R&D expense in the range of $27 million to $29 million, up from $24 million to $26 million;

•                  SG&A expense ranging from $35 million to $37 million, up from $28 million to $30 million;

•                  The full year effective tax rate to be in the range of 36% to 38%, up from 34% to 36%;

•                  Weighted average common shares outstanding for fiscal 2014 to be approximately 35.4 million, the increase reflecting the impact of the recently completed public offering of 4.3 million shares; and,

•                  Capital expenditures in fiscal 2014 are expected to be in the range of $28 million to $32 million, unchanged from previous guidance, which includes the purchase and partial fit-out of a new facility.

The company noted that its guidance for fiscal 2014 does not include the impact of the JSP contract extension, which resulted in the non-recurring pre-tax charge of $20.1 million recorded in the first quarter of fiscal 2014.

Conference Call Information and Forward-Looking Statements

Later today, the company will host a conference call at 4:30 p.m. ET to review its results of operations for the fiscal 2014 first quarter ended September 30, 2013.  The conference call will be available to interested parties by dialing 877-261-8992 from the U.S. or Canada, or 847-619-6548 from international locations, passcode 35995945.  The conference call will also be available through a live audio Internet broadcast at www.lannett.com.  A playback of the call will be archived and accessible at this site for at least three months.

Discussion during the conference call may include forward-looking statements regarding such topics as, but not limited to, the company’s financial status and performance, regulatory and operational developments, and any comments the company may make about its future plans or prospects in response to questions from participants on the conference call.

About Lannett Company, Inc.:

Lannett Company, founded in 1942, develops, manufactures, packages, markets and distributes generic pharmaceutical products for a wide range of medical indications.  For more information, visit the company’s website at www.lannett.com.

This news release contains certain statements of a forward-looking nature relating to future events or future business performance.  Any such statements, including, but not limited to, achieving the financial metrics stated in the company’s guidance for fiscal 2014, expected product approvals, potential acquisitions, the successful commercialization of products in development and products included in the contract extension with Jerome Stevens Pharmaceuticals, Inc., product applications pending at the FDA and recently approved products, whether expressed or implied, are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to, the difficulty in predicting the timing or outcome of FDA or other regulatory approvals or actions, the ability to successfully commercialize products upon approval, Lannett’s estimated or anticipated future financial results, future inventory levels, future competition or pricing, future levels of operating expenses, product development efforts or performance, and other risk factors discussed in the company’s Form 10-K and other documents filed with the Securities and Exchange Commission from time to time.  These forward-looking statements represent the company’s judgment as of the date of this news release.  The company disclaims any intent or obligation to update these forward-looking statements.

# # #

FINANCIAL TABLES FOLLOW

LANNETT COMPANY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands, except share and per share data)

	Three months ended
	September 30,
	2013	2012

Net sales	$45,829	$35,294
Cost of sales	24,423	21,668
JSP contract renewal cost	20,100	—
Gross profit	1,306	13,626
Operating expenses:
Research and development	4,745	3,764
Selling, general, and administrative	7,179	6,171
Total operating expenses	11,924	9,935
Operating income (loss)	(10,618)	3,691
Other income (expense):
Foreign currency gain	—	3
Gain (loss) on sale of assets	(62)	70
Gain on investment securities	463	234
Litigation settlement	—	1,250
Interest and dividend income	46	35
Interest expense	(58)	(63)
Total other income	389	1,529
Net income (loss) before income tax	(10,229)	5,220
Income tax expense (benefit)	(4,242)	2,277
Net income (loss)	(5,987)	2,943
Less: Net income attributable to noncontrolling interest	8	17
Net income (loss) attributable to Lannett Company, Inc.	$(5,995)	$2,926

Earnings (loss) per common share attributable to Lannett Company, Inc.
Basic	$(0.20)	$0.10
Diluted	$(0.20)	$0.10

Weighted average common shares outstanding:
Basic	29,586,237	28,278,514
Diluted	29,586,237	28,469,224

LANNETT COMPANY, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	(Unaudited)
	September 30, 2013	June 30, 2013

ASSETS
Current assets:
Cash and cash equivalents	$35,727	$42,689
Investment securities	10,072	8,461
Accounts receivable, net	29,749	26,413
Inventories, net	34,524	32,531
Income taxes receivable	3,167	—
Deferred tax assets	6,346	4,874
Other current assets	2,823	1,161
Total current assets	122,408	116,129
Property, plant and equipment, net	40,954	40,141
Intangible assets, net	1,881	2,547
Deferred tax assets	9,561	8,005
Other assets	315	930
TOTAL ASSETS	$175,119	$167,752

LIABILITIES
Current liabilities:
Accounts payable	$16,636	$22,668
Accrued expenses	3,936	2,697
Accrued payroll and payroll related	3,054	6,910
Income taxes payable	—	154
Current portion of long-term debt	673	670
Total current liabilities	24,299	33,099
Long-term debt, less current portion	5,714	5,844
TOTAL LIABILITIES	30,013	38,943
Commitment and Contingencies

STOCKHOLDERS’ EQUITY
Common stock ($0.001 par value, 50,000,000 shares authorized; 30,958,403 and 29,284,592 share issued; 30,522,490 and 28,848,679 shares outstanding at September 30, 2013 and June 30, 2013, respectively)	31	29
Additional paid-in capital	126,358	104,075
Retained earnings	20,558	26,553
Accumulated other comprehensive loss	(48)	(47)
Treasury stock (435,913 shares at September 30, 2013 and June 30, 2013)	(2,034)	(2,034)
Total Lannett Company, Inc. stockholders’ equity	144,865	128,576
Noncontrolling interest	241	233
Total stockholders’ equity	145,106	128,809
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$175,119	$167,752